SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C.  20549

          FORM 15 - Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                          Commission File Number:  333-53115


                     First Boston Mortgage Securities Corp.
             Conduit Mortgage Pass-Through Certificates, Series 1992-5
              (Exact name of registrant as specified in its charter)

                               Park Avenue Plaza
                            New York, New York  10055
                                (212) 909-7537
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    First Boston Mortgage Securities Corp.
        Conduit Mortgage Pass-Through Certificates, Series 1992-5
                              CLASS 1-A, CLASS 2-A
              (Title of each class of securities covered by this Form)

                                        NONE
               (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(ii)    [X]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6              [ ]
              Rule 12h-3(b)(1)(i)    [ ]

          Approximate number of holders of record as of the certification or notice date:  5

                            SEE ATTACHED CERTIFICATION


          Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


          DATE:  March 3, 1999                 By:  /s/ Judy L. Gomez
                                               Judy L. Gomez
                                               Assistant Vice President
                                               Bankers Trust Company
                                               of California, N.A.


          Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


                          ACCOUNT HOLDER CERTIFICATION

                    First Boston Mortgage Sercurities Corp.
            Conduit Mortgage Pass-Through Certificates, Series 1992-5

                        Commission File Number:  333-53115

          I hereby certify that the following information is correct:

                                             NUMBER OF
NAME OF SECURITY       AS OF DATE            CERTIFICATE HOLDERS
CLASS 1-A              JANUARY 14, 1993      1
CLASS 2-A              JANUARY 25, 1993      4

              TOTAL                          5


          Date:  March 3, 1999

                              Bankers Trust Company of California, N.A., not in its individual capacity but solely as a duly authorized agent of the Registrant pursuant to the Pooling and Servicing Agreement dated as of December 1, 1992.

                              By:  /s/ Judy L. Gomez
                              Judy L. Gomez
                              Assistant Vice President
                              Bankers Trust Company of California, N.A.